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Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE ISSUER AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE ISSUER. THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY, EXCEPT AS PERMITTED BY THE ACT.

                                 PROMISSORY NOTE




$2,500,000                                                       March 28, 2008


This Promissory Note is being issued pursuant to a Secured Convertible Debenture dated for reference as of December 12, 2007 between Pala Investments Holdings Limited and Reclamation Consulting and Applications, Inc., as amended to date (the "Convertible Debenture"). Capitalized terms used in this Promissory Note are defined in the Convertible Debenture shall have the same meanings as defined therein, unless otherwise defined herein.

FOR VALUE RECEIVED, Reclamation Consulting and Applications, Inc. (the "Borrower"), of 940 Calle Amanecer, Suite E, San Clemente, CA 92673, PROMISES TO PAY on December 11, 2010 or on demand in accordance with the terms of the Convertible Debenture, to the order of Pala Investments Holdings Limited (the "Lender"), at 12 Castle Street, St. Helier, Jersey, JE2 3RT, Channel Islands, the sum of Two and One-half Million Dollars ($2,500,000), together with any accrued unpaid interest and costs and expenses outstanding as of such date (the "Indebtedness"). Interest on the Indebtedness at the rate of Twelve Percent (12%) per annum (or the highest interest rate permissible by applicable law, whichever is lower) (the "Interest Rate"), compounded on the last day of each fiscal quarter of the Borrower, will accrue until the earlier of (i) the Maturity Date, (ii) the date the Loan is repaid in full, or (iii) the date that the Indebtedness is converted to Borrower's common stock pursuant to the terms



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of the Convertible Debenture. Notwithstanding the foregoing, following the occurrence of an Event of Default and pursuant to Subsection 7.2.3. of the Convertible Debenture, the Interest Rate shall be Sixteen Percent (16%) per annum (or the highest interest rate permissible by applicable law, whichever is lower), until the earlier of (i) the date such Event of Default is cured, (ii) the date the Indebtedness is repaid in full, or (iii) the date that the Indebtedness is converted to Borrower's common stock pursuant to the terms of the Convertible Debenture.

The obligations of the Borrower to pay the Indebtedness to the Lender will terminate if and to the extent that the Indebtedness is converted in accordance with Section 4 of the Convertible Debenture.

The Borrower waives presentment or other demand for payment, notice of dishonor, protest and non-payment.

The Borrower may prepay all or any portion of the Indebtedness at any time or from time to time without penalty, bonus or charges.

The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses if this Promissory Note is not paid when due, whether or not legal proceedings are commenced.

                                       Reclamation Consulting and Applications,
                                       Inc., a Colorado corporation


                                         /s/ Michael Davies
                                       --------------------------------------
                                       By:  Michael C. Davies
                                       Its:  Chief Executive Officer